UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 23, 2017 (August 23, 2017)

Date of Report (Date of earliest event reported)

MassRoots, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-55431	46-2612944
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1624 Market Street, Denver, CO, Suite 201	80202
(Address of principal executive offices)	(Zip Code)

(833) 467-6687
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

[X]	Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

As used in this Current Report, all references to the terms “we”, “us”, “our”, “MassRoots” or the “Company” refer to MassRoots, Inc., unless the context clearly requires otherwise.

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K includes information that may constitute forward-looking statements. These forward-looking statements are based on the Company’s current beliefs, assumptions and expectations regarding future events, which in turn are based on information currently available to the Company. By their nature, forward-looking statements address matters that are subject to risks and uncertainties. A variety of factors could cause actual events and results, as well as the Company’s expectations, to differ materially from those expressed in or contemplated by the forward-looking statements. Risk factors affecting the Company are discussed in detail in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable securities laws.

Item 1.01

Entry Into a Material Definitive Agreement

On August 23, 2017, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with MassRoots Legal Technology, Inc., a wholly-owned subsidiary of the Company (“Merger Subsidiary”), CannaRegs, Ltd., a Delaware corporation (“CannaRegs”), and Amanda Ostrowitz, an individual acting solely in her capacity as a stockholder representative. Pursuant to the Merger Agreement, Merger Subsidiary will be merged with and into CannaRegs, whereby the separate corporate existence of Merger Subsidiary will cease and CannaRegs will survive (the “Surviving Entity”) as a wholly-owned subsidiary of MassRoots (the “Merger”).

Upon effectiveness of the Merger (such time, the “Effective Date”), MassRoots will issue 30,000,000 shares of its common stock, par value $0.001 per share (“Common Stock”), to the stockholders of CannaRegs, allocated pro-rata based on each stockholder’s respective holdings of common stock of CannaRegs immediately prior to the Effective Date, and each share of the common stock of Merger Subsidiary will be converted into one newly issued, fully paid and non-assessable share of common stock of the Surviving Entity. MassRoots also agreed to allocate up to 10,000,000 shares and/or options to purchase Common Stock to current and future members of the CannaRegs team, pursuant to a new Equity Incentive Plan, to be approved by the Company and its Stockholders.

Pursuant to the Merger Agreement, MassRoots will receive a 25% membership interest in a new limited liability company, to be called Regs Technology LLC, with the remaining 75% interest being allocated pro-rata to the stockholders of CannaRegs, based on each such stockholder’s respective holdings of common stock of CannaRegs immediately prior to the Effective Date. Regs Technology LLC will develop non-cannabis solutions for application of CannaRegs’ technology. The final form of the Operating Agreement of Regs Technology LLC is subject to MassRoots’ final approval, as a condition to closing of the Merger.

At Closing, MassRoots will grant to Regs Technology LLC an exclusive, irrevocable, perpetual, sub-licensable, royalty-free right to use the CannaRegs’ technology for applications unrelated to the cannabis industry (the “License Agreement”). In addition to other customary terms, the License Agreement provides that in the event that MassRoots is a subject to bankruptcy proceedings, receivership or ceases doing business as a going concern, Regs Technology LLC shall have the right to acquire the licensed technology for $50,000.

The closing of the Merger is also subject to various conditions, including, but not limited to, (a) the Company’s employment of Amanda Ostrowitz and Kristen Savage and (b) receipt of a joinder agreement from all of the stockholders of CannaRegs (the “Joinder Agreement”), pursuant to which each stockholder will become a party to the Merger Agreement and provide representations and warranties to the Company and Merger Subsidiary. The Board of Directors of MassRoots has approved the Merger Agreement, the Merger and the other transactions contemplated thereby.

The foregoing is only a brief description of the material terms of the Merger Agreement, License Agreement and Joinder Agreement which are filed as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3, respectively, to this Current Report on Form 8-K and incorporated herein by reference, and are qualified in their entirety by reference to such respective exhibit.

Item 8.01

Other Events.

On August 23, 2017, the Company will issue a press release titled “MassRoots Acquires CannaRegs, Leading Industry Technology Platform for Cannabis Regulatory Research & Compliance, at Approximately $12 Million Valuation”. A copy of the press release is filed as Exhibit 99.1 hereto, and is incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits.

The following exhibits are furnished as part of this Current Report on Form 8-K:

(d) Exhibits.

10.1	Agreement and Plan of Merger between MassRoots, Inc., ,MassRoots Legal Technology, Inc., CannaRegs, Ltd. and Amanda Ostrowitz, the stockholder representative.

10.2	Form of License Agreement between MassRoots, Inc. and Regs Technology LLC.

10.3	Form of Joinder Agreement to Agreement and Plan of Merger made by each stockholder of CannaRegs Ltd. and agreed to and acknowledged by MassRoots, Inc. and MassRoots Legal Technology, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MassRoots, Inc.

Date: August 23, 2017	By:	/s/ Isaac Dietrich
Isaac Dietrich
Chief Executive Officer